As filed with the Securities and Exchange Commission on February 2, 2017

Securities Act File No. 333-204239

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 7

to

Form N-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FS INVESTMENT CORPORATION IV

(Exact name of registrant as specified in charter)

201 Rouse Boulevard

Philadelphia, PA 19112

(215) 495-1150

(Address and telephone number, including area code, of principal executive offices)

Michael C. Forman

FS Investment Corporation IV

201 Rouse Boulevard

Philadelphia, PA 19112

(Name and address of agent for service)

COPIES TO:

James A. Lebovitz, Esq. David J. Harris, Esq. Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104 Tel: (215) 994-4000 Fax: (215) 994-2222

Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, as amended, other than securities offered in connection with a distribution reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form N-2 (File No. 333-204239) of FS Investment Corporation IV (as amended, supplemented or modified, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits (d), (h)(1), (h)(2), (k)(3), (k)(4) and (k)(12) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 7 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 7 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C

Other Information

Item 25. Financial Statements and Exhibits

(2) Exhibits

(a)(1)	Articles of Incorporation of the Registrant (Incorporated by reference to Exhibit (a)(1) to Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 14, 2015).

(a)(2)	Articles of Amendment and Restatement of the Registrant (Incorporated by reference to Exhibit (a)(2) to Pre-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 24, 2015).

(b)	Bylaws of the Registrant (Incorporated by reference to Exhibit (b) to Pre-Effective Amendment No. 2 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 14, 2015).

(d)

Form of Subscription Agreement (Incorporated by reference to Appendix A filed with the Registrant’s prospectus supplement filed on January 25, 2017 with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933, as amended).

(e)	Distribution Reinvestment Plan of the Registrant (Incorporated by reference to Exhibit (e) to Pre-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 24, 2015).

(g)(1)	Investment Advisory and Administrative Services Agreement, dated as of September 21, 2015, by and between the Registrant and FSIC IV Advisor, LLC (Incorporated by reference to Exhibit (g)(1) to Pre-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 24, 2015).

(g)(2)	Investment Sub-Advisory Agreement, dated as of September 21, 2015, by and between FSIC IV Advisor, LLC and GSO / Blackstone Debt Funds Management LLC (Incorporated by reference to Exhibit (g)(2) to Pre-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 24, 2015).

(h)(1)	Second Amended and Restated Dealer Manager Agreement, dated as of January 25, 2017, by and among the Registrant, FSIC IV Advisor, LLC and FS Investment Solutions, LLC.*

(h)(2)	Form of Selected Dealer Agreement.*

(j)	Custodian Agreement, dated as of September 21, 2015, by and between the Registrant and State Street Bank and Trust Company (Incorporated by reference to Exhibit (j) to Pre-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 24, 2015).

(k)(1)	Amended and Restated Escrow Agreement, dated as of October 9, 2015, by and among the Registrant, UMB Bank, N.A. and FS2 Capital Partners, LLC (Incorporated by reference to Exhibit (k)(1) to Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on October 9, 2015).

(k)(2)	Amended and Restated Expense Support and Conditional Reimbursement Agreement, dated as of October 9, 2015, by and between the Registrant and Franklin Square Holdings, L.P (Incorporated by reference to Exhibit (k)(2) to Post-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on October 9, 2015).

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(k)(3)	Amended and Restated Distribution Plan.*

(k)(4)	Amended and Restated Class Shares Plan.*

(k)(5)	ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of January 19, 2016, by and between Cheltenham Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to FS Investment Corporation IV’s Current Report on Form 8-K filed on January 22, 2016).

(k)(6)	Confirmation Letter Agreement, dated as of January 19, 2016, by and between Cheltenham Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2015 filed on March 22, 2016).

(k)(7)	Amended and Restated Confirmation Letter Agreement, dated as of April 12, 2016, by and between Cheltenham Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 14, 2016).

(k)(8)	Second Amended and Restated Confirmation Letter Agreement, effective as of June 3, 2016, by and between Cheltenham Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 8, 2016).

(k)(9)	Third Amended and Restated Confirmation Letter Agreement, effective as of June 30, 2016, by and between Cheltenham Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2016).

(k)(10)	Investment Management Agreement, dated as of January 19, 2016, by and between the Registrant and Cheltenham Funding LLC (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 22, 2016).

(k)(11)	Guarantee, dated as of January 19, 2016, by the Registrant in favor of Citibank, N.A. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 22, 2016).

(k)(12)	Fourth Amended and Restated Confirmation Letter Agreement, effective as of January 19, 2017, by and between Cheltenham Funding LLC and Citibank, N.A. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 1, 2017).

(l)	Opinion of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (l) to Pre-Effective Amendment No. 4 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on September 24, 2015).

(n)(1)	Consent of Miles & Stockbridge P.C. (Incorporated by reference to Exhibit (1) hereto).

(n)(2)	Consent of RSM US LLP (Incorporated by reference to Exhibit (n)(2) to Post-Effective Amendment No. 6 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on December 15, 2016).

(r)(1)	Code of Ethics of the Registrant (Incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K filed on August 10, 2016).

(r)(2)	Code of Ethics of FSIC IV Advisor, LLC (Incorporated by reference to Exhibit (r)(2) to Post-Effective Amendment No.3 to the Registrant’s registration statement on Form N-2 (File No. 333-204239) filed on August 10, 2016).

*	Filed herewith.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 7 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 2nd day of February, 2017.

FS Investment Corporation IV

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael C. Forman Michael C. Forman	President and Chief Executive Officer and Director (Principal executive officer)	February 2, 2017

/s/ Edward T. Gallivan, Jr. Edward T. Gallivan, Jr.	Chief Financial Officer (Principal financial and accounting officer)	February 2, 2017

* David J. Adelman	Director	February 2, 2017

* Thomas J. Gravina	Director	February 2, 2017

* M. Walter D’Alessio	Director	February 2, 2017

* Barbara J. Fouss	Director	February 2, 2017

* Marc Lederman	Director	February 2, 2017

* Gregory S. Rost	Director	February 2, 2017

* Judah C. Sommer	Director	February 2, 2017

* John E. Stuart	Director	February 2, 2017

*By:	/S/ MICHAEL C. FORMAN
Attorney-in-Fact